Exhibit 99.1

MedTech Acquisition Corporation and Memic Innovative Surgery Ltd. Mutually Agree to Terminate Business Combination

Tel Aviv, Israel and Fort Lauderdale, FL, March 10, 2022 –MedTech Acquisition Corporation (Nasdaq: MTAC) (“MedTech”), a publicly traded special purpose acquisition company (SPAC) focused on medical technology, and Memic Innovative Surgery Ltd. (“Memic”), a medical device company dedicated to transforming surgery with its proprietary surgical robotic technology, today announced that both companies have mutually agreed to terminate, effective immediately, their previously announced business combination agreement dated August 12, 2021 due to market conditions and associated volatility as a result of recent world events.

“While we are disappointed that our proposed business combination with Memic will not be consummated, we believe that Memic’s Hominis system and its innovative technology, as well as Memic’s highly accomplished management team, will position Memic for future success,” said Chris Dewey, Chief Executive Officer of MedTech.

“With the recent adoption of our Hominis system by three leading U.S. hospitals, we are excited about the ability of the Hominis system to perform robotic transvaginal techniques that were previously unfeasible, fulfilling a significant unmet need in women’s health, with the potential to be applied to a broad range of indications in the future including general surgery.” We are grateful for the support we have received from the MedTech team, whose commitment to surgical robotics we share,” said Dvir Cohen, co-founder and Chief Executive Officer of Memic.

About Memic

Memic, founded in 2013 and based in Tel Aviv, Israel with a wholly owned subsidiary based in Fort Lauderdale, Florida, is a medical device company dedicated to transforming surgery with its proprietary surgical robotic technology. For more information, visit: https://memicmed.com/.

About MedTech Acquisition Corporation

MedTech Acquisition Corporation (Nasdaq: MTAC) is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. MedTech has stated a focus on the medical technology industry in the United States and other developed countries.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements may be identified by the use of the words such as “ estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “strategy,” “future,” “opportunity,” “may,” “target,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” or similar expressions that predict or indicate future events, performance, or trends or that are not statements of historical matters. These forward-looking statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of Memic’s and MedTech’s management, are not predictions of actual performance, and are subject to risks and uncertainties. Actual events and results could differ materially from those contained in the forward-looking statements. In addition, forward-looking statements reflect Memic’s and MedTech’s expectations, plans and views as of the date they are made. Memic and MedTech anticipate that subsequent events and developments will cause Memic’s and MedTech’s assessments to change. Memic and MedTech specifically disclaim any obligation to update any forward-looking statements as a result of new information, future events or otherwise, unless expressly as required by applicable law.

Media Contact:

Lynn Granito

Berry & Company Public Relations

lgranito@berrypr.com

973-818-3732

Investor Contact:

Greg Chodaczek

Gilmartin Group

greg@gilmartinir.com

347-620-7010